AMENDMENT NO. 1 TO
                AMENDED AND RESTATED RIGHTS AGREEMENT


     This Amendment No. 1 ("Amendment No. 1") to Amended and Restated Rights Agreement, dated as of August 20, 2001, is made and entered into by and between Shoney's, Inc., a Tennessee corporation (the "Company"), and Registrar and Transfer Company, a New Jersey corporation, as Rights Agent (the "Rights Agent", which term shall include any successor Rights Agent hereunder).

                              WITNESSETH:

     WHEREAS, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement, dated as of December 4, 2000, but effective as of August 8, 2001 (the "Rights Agreement"); and

     WHEREAS, Section 5.4 of the Rights Agreement provides that the Company may amend the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement) with respect to matters which shall not adversely affect the interest of such holders; and

     WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement to adjust the price at which Rights holders may purchase securities issuable upon exercise of one whole Right;

     NOW, THEREFORE, for and in consideration of the premises, the Rights Agreement is amended as follows:

     1. The definition of "Purchase Price" contained in Section 1.1 of the Rights Agreement is amended in its entirety to read as follows:

          "Purchase Price" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Purchase Price shall equal $20.00."




     IN WITNESS THEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

                              SHONEY'S, INC.



                              By: /s/ F. E. McDaniel, Jr.
                                  -------------------------------------------
                              Name:  F. E. McDaniel, Jr.
                              Title: Secretary, Treasurer and General Counsel


                              REGISTRAR AND TRANSFER COMPANY



                              By: /s/ William P. Tatler
                                  -------------------------------------------
                              Name: William P. Tatler
                              Title: Vice President